Exhibit 99.1

On July 24, 2018, The Interpublic Group of Companies, Inc. held a conference call to discuss its second quarter and first half 2018 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Peter Stabler Wells Fargo Securities Daniel Salmon BMO Capital Markets	Tim Nollen Macquarie Research Brian Wieser Pivotal Research Group Steven Cahall RBC Capital Markets Craig A. Huber Huber Research Partners Richard Eary UBS

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second quarter 2018 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you, good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our second-quarter and first-half results. I’ll start by covering the highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are extremely pleased to report strong second-quarter financial performance. Our organic net revenue growth was 5.6%, operating income increased 10.4%, and our operating margin expanded 50 basis points from a year ago. U.S. growth continued to be strong at 4.6% in the quarter, while international organic growth accelerated to 7.2%, paced by double-digit increases in the U.K. and Continental Europe, and by growth in every world region.
The quarter reflects revenue increases across all disciplines, led by exceptional growth in media and at our creatively led integrated agencies, our digital services, public relations, events and sports marketing. And the list of contributing agencies is long, most notably Mediabrands, McCann Worldgroup, FCB, MullenLowe, Huge, Weber Shandwick, Golin, Octagon and Jack Morton.
This breadth highlights the distinctive competitiveness of our offerings, based on the talents of our people, the expanding value of our data and analytics practices and our ability to bring collaborative open architecture solutions to market. Together, these strengths continue to drive value for clients, while furthering our leadership position in the contemporary marketing and media landscape.
In terms of client sectors in the quarter, we were led by increases in healthcare, financial services, government, consumer goods and auto & transportation. We saw increases from both net new business wins and existing client spend.
Q2 operating profit was $249 million, and our net revenue operating margin was 12.8%, compared with 12.3% a year ago. Our ongoing expense discipline drove operating leverage on our investment in base payroll and our expenses for occupancy. Increased expense for incentive comp and SG&A in the quarter reflect our outperformance of operating targets through six months, along with our outlook for continued solid performance.
Through the first six months of the year, organic growth was 4.7%, operating profit increased 10.6%, and our operating margin on net revenue has expanded 30 basis points.
Second-quarter diluted earnings per share was $0.37 as reported and was $0.43 as adjusted for the non-operating impact of our disposition of certain small, nonstrategic agencies in the quarter. For the six months, diluted EPS was $0.34 and was $0.45 as adjusted.
During the quarter, we used $60 million to repurchase 2.6 million shares.
Turning to our outlook for the year, you will recall that we came into the year with financial targets of 2-3% organic growth and 60-70 basis points of operating margin expansion. In April, following our first quarter, we raised our sights to the high end of the revenue growth range.
At mid-year, we are confident that performance to date and the current tone of business have us on track to deliver net revenue organic growth of 4.0-4.5% this year. We also remain well-positioned to deliver on 60-70 basis points of net revenue operating margin expansion, excluding one-time deal expenses for our acquisition of AMS, which we expect in this year’s second half and will call out accordingly.
This is an exciting time for our Company. We continue to drive growth that leads our industry, from a foundation of outstanding consumer insights grounded in data and analytics, standout creativity and precisely targeted communications. Further, our announcement earlier this month to acquire Acxiom Marketing Solutions means that, as we work toward closing, we continue to have the pleasure of getting to know more of their people even better. Together we look forward to mapping the many shared opportunities ahead of us with unrivaled industry resources in data management that are poised to be further leveraged in the media and marketing world. The reception of our announcement by our people and the people of AMS, and the support and enthusiasm of clients, has been highly encouraging. Current thinking remains that the transaction will close early in the fourth quarter.
At this stage, I’d like to turn things over to Frank for additional details, and after his remarks, I’ll be back to provide an update on our agencies and our outlook, which includes AMS, to be followed by the Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As usual, I will be referring to the slide presentation that accompanies our webcast.

A reminder that earlier this year we initiated our reporting with the new accounting standard for revenue recognition, ASC 606. You will recall that we had elected to restate 2017. This means we are directly comparing our second quarter and first six months of 2018 to 2017 results on the same revenue accounting standard.
On slide 2, you’ll see an overview of our results:

•	Organic growth of our net revenue was 5.6% in the second quarter. That reflects strong worldwide performance, with U.S. growth of 4.6% and 7.2% growth in our international markets.

•	First-half organic growth was 4.7%, with the U.S. up 4.5% and international growth of 5.1%.

•	Q2 operating profit was $249 million, an increase of 10.4% compared to last year. First-half operating profit increased 10.6%.

•
Diluted EPS in the quarter was $0.37, but was $0.43 as adjusted for the impact of our disposition of certain small agencies. $0.43 compares with adjusted diluted EPS of $0.30 a year ago, an increase of 43%.

•	For the six months, adjusted diluted EPS was $0.45 this year, compared with $0.36 a year ago, an increase of 25%.

•	We repurchased 2.6 million shares in Q2. As a reminder, our repurchase program has been suspended effective with our third quarter, due to the AMS transaction.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Here, it is worth reminding everyone that the increase in billable expense revenue is not included in our calculation of net revenue organic growth. Higher billable expenses in revenue were chiefly driven by the growth in our events and sports marketing offerings, but, as we pointed out previously, are offset dollar for dollar in the Billable Expenses line in operating expenses, and have no impact on our operating income.
Turning to more detail on net revenue in the quarter on slide 4:

•	Net Revenue was $1.95 billion, which was an increase of 6.2% from Q2-17.

•	The impact of the change in exchange rates was a positive 1.4%, while net dispositions were a negative 80 basis points.

•	The resulting organic increase was 5.6%.

On the bottom half of this slide:

•	Net revenue organic growth was 6.0% at our Integrated Agency Network segment. We had contributions to growth from all IAN disciplines and across all of our largest agencies.

•
CMG grew 3.7% organically. Again, all disciplines and all of our largest agencies contributed to our growth, and CMG grew in every world region. It’s worth pointing out that CMG’s total growth, 6.2%, includes recent acquisitions in our digital and analytics services.

Moving on to slide 5, net revenue change by region:

•	U.S. organic growth was 4.6% in Q2:

◦	Increases were broadly shared across disciplines and agencies, most notably at Mediabrands, FCB, McCann, MullenLowe, Huge and our CMG marketing services specialists.

◦	In terms of client sectors, we were led in the U.S. by healthcare, auto & transportation, consumer goods, government and financial services.

•	Turning to international markets:

◦
We posted another strong quarter in the U.K., which grew 14.7% organically. Performance was again led by our creatively-driven integrated offerings at MullenLowe and McCann, along with growth at Mediabrands, R/GA, Huge, Weber Shandwick, Golin, Jack Morton and Octagon.

◦
In Continental Europe, organic growth was 11.7%, marking acceleration on the strength of new business wins and increases with existing clients. We grew in each of our largest national markets, Spain, France, Italy and Germany, as well as in many of the smaller markets.

◦
AsiaPac grew 1.9% organically, highlighted by contributions from R/GA, Weber Shandwick, McCann, Octagon and Jack Morton. Among our largest national markets, we had increases in China, Japan and India, while Australia decreased.

◦
LatAm grew 4.6% organically. We continued to have very strong growth in Mexico, Argentina and Colombia, which more than offset ongoing macro headwinds in Brazil. Our reported revenue decreased in LatAm, mainly due to impact of currency translation.

◦	In our ‘Other Markets’ group, net revenue increased 3.8% organically, which reflects growth in all three regions, Canada, South Africa and the Middle East. We were led by FCB, McCann and Huge.

•	Regional growth for the year-to-date period is also a strong picture, on the right hand side of this slide. Organic growth was 4.7%, with the U.S. up 4.5% and international increasing 5.1%.

Moving on to slide 6 and operating expenses:

•	We were pleased with expense discipline in the quarter. Net operating expenses increased 5.6% under net revenue growth of 6.2%.

•	Our ratio of Salaries & Related Expenses to Net Revenue improved by 60 basis points from a year ago, to 66.4% in the quarter.

◦	Underneath that, we had strong operating leverage on our expenses for base payroll, benefits & tax.

◦	That was partially offset by higher expense for temporary labor and for performance-based incentive compensation.

◦	Our total headcount at quarter end was approximately 50,600, an increase of less than 1% from a year ago.

•	Office and other direct expenses were 17.1% of net revenue in the quarter, compared with 17.4% a year ago, with the improvement driven due to operating leverage on our expenses for occupancy.

•
Our Selling, General & Administrative expense increased to $29 million from $20 million in Q2-17. The increase reflects higher accruals under our performance-based incentive compensation programs, a result of outperforming targets this year, compared to underperformance in 2017.

•	Depreciation & Amortization expense increased to $44.0 million from a year ago, and was flat at 2.3% of net revenue compared to last year.

Slide 7 is the bridge from our reported diluted earnings per share of $0.37 to the adjusted $0.43 per diluted share. We had $19.8 million of non-operating losses from sales of small nonstrategic agencies, which was $0.05 per share. The loss is reflected in our Other Expense line, below Operating Income. For the six-month period, the adjustment is similar, with losses on sales of business of $44 million and an adjustment of $0.11 per diluted share, from $0.34 to $0.45.

On slide 8 we turn to cash flow:

•
Cash from operations in Q2 was $172 million, compared with $219 million a year ago. Working capital used $63 million, a seasonally normal level, compared to $5 million generated from working capital in Q2-17.

•	Our investing activities used $35 million in the quarter, mainly for cap-ex.

•	Financing activities used $217 million, chiefly for our common stock dividend, share repurchases and to pay down short-term borrowings.

•	Our net decrease in cash for the quarter was $104 million.

Turning to the current portion of our balance sheet on slide 9, we ended the second quarter with $493 million of cash and equivalents. Our cash level is seasonal, as you have seen over the years, and as shown here tends to peak at year end.
On slide 10, we show total debt levels at year end over the past eleven years, and at far-right we show June 30 this year and last year. We are utilizing more short-term commercial paper and less term debt. As a result, our total debt, as well as cash, has been more variable over recent quarters than it has been previously.
In summary, on slide 11, it has been a strong quarter and first half. We are pleased with our performance and, having increased our revenue target for the year, we remain on our front foot with respect to our financial and strategic objectives.
With that, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Appropriately, we are proud of our industry-leading results this quarter. Our organic revenue growth is an encouraging signal that certain marketers have in fact returned to growth mode in their engagements with us. In addition, our strong performance in the U.S. shows that we can leverage opportunity in today’s strong economy and in our largest market.
We continue to feel that our decision to embed native digital expertise across the portfolio, coupled with our decision to make media neutrality a differentiator for our Company, has led to results like these. In addition, we are known as the employer of choice for diverse talent, which has helped us attract and retain the industry’s most creative and innovative individuals.
Taken together, these actions have made IPG a more compelling and effective marketing partner for clients.
In fact, during the quarter, IPG was named the Most Effective Holding Company in North America at the Effie Awards. Creatively, our agencies performed very well at the Cannes Festival. For the third consecutive year, an IPG agency took home the festival’s most prestigious network honor in healthcare marketing. IPG agencies also won the Grand Prix in Innovation as well as the Grand Prix in eCommerce. These are the two newest prizes at the festival, recognizing transformational work for clients in high-growth disciplines, for work our agencies did for Google and Microsoft, respectively.
Also worth mentioning is IPG’s leadership status at the festival for our ongoing commitment to diversity and inclusion. We selected eight female-founded companies from around the world to participate in the R/GA Cannes Start-up Academy. We were the only official event to address Me Too and Time’s Up advertising at the festival; we brought Gloria Steinem and Tarana Burke to help surface important issues on this global stage, once again providing thought-leadership for the entire industry.
Outside of Cannes, IPG has been recognized by a top industry publication for leading the way in training our global talent on GDPR. As you’ve heard us say, our commitment to transparency and data governance will be significantly enhanced by Acxiom, which is the acknowledged industry leader in data ethics.
This sense of momentum continued at our recent mid-year business reviews, where our operators indicated that the tone of the business is strong, and that they have a range of opportunities in the second half of the year.
As a result, we have raised our growth targets for the year. We now expect to post net revenue organic growth of 4.0-4.5% for the full year, and are on track to hit our margin target, expanding 60-70 basis points before deal expenses.
I will now move on to performance at the agency level, and then provide additional detail on the Acxiom acquisition.
Highlights in the quarter were led by Mediabrands, which posted another very strong performance. Initiative’s turnaround continued with two significant global wins: Converse and Revlon. The agency has also brought in a number of key regional accounts, notably the Western Australia Government. UM expanded business with Nestlé in a number of key global markets. Reprise, having recently consolidated Mediabrands’ mobile and social marketing under its banner, grew its relationship with key clients like Estée Lauder. The network’s data/tech offering, including Cadreon, is increasingly an area of competitive advantage for us, and one that will benefit from integration with Acxiom data and capabilities.
At McCann Worldgroup, the quarter saw continued solid performance, as well as very high levels of industry recognition. McCann was named the Most Creatively Effective Agency Network at the global 2018 Effie Effectiveness Index; and its North American operations were named the Most Effective Agency Network, Most Effective Individual Agency Office and won the Grand Effie for best-in-show. At Cannes, as mentioned, McCann took home the Creative eCommerce Grand Prix and was recognized once again as a top-five network. In new business, McCann won the Godiva account and continues to expand its relationship with L’Oréal.
FCB posted strong performance and had a highly competitive showing in Cannes as well, which was led by FCB Health, which was named Healthcare Network of the Year. Overall, FCB had a strong showing, with 11 of the global network’s offices receiving creative accolades for 16 different campaigns.
On the new business front, FCB’s healthcare network continues to win significant new business. In Chicago, FCB won a highly contested pitch for a global branding assignment for Kimberly-Clark. FCB Canada continued momentum by winning the largest agency consolidation pitch in Canada this year with BMO Harris Bank. And FCB Inferno in the U.K. recently retained one of the highest-profile government accounts, to promote women’s fitness, in a highly competitive pitch.
MullenLowe Group had a strong quarter across several fronts. The network won significant new accounts, including the international business for the leading sweet biscuit manufacturer Bahlsen, appointed agency of record for advertising, digital marketing and media planning and buying for UnionPay across ten ASEAN markets, and was named creative AOR for Cabify, the largest taxi app in Latin America.

The network also continued to accumulate awards. On the global front they had their most successful year ever at the Cannes International Festival, winning 32 Lions, including the coveted Grand Prix in Innovation and ranking among the ten most creative networks in the world.
You’ll note all three of our global creative networks, McCann, FCB and MullenLowe, have been doing well, which is a proof point that shows the value of our strategy to invest in our brands.
At Huge, new leadership in creative, design, strategy and technology was introduced and is positioning the agency for its next stage of development. The agency partnered with Amazon and international advocacy group Global Citizen to host a two-day hackathon to raise awareness for international issues and create a platform for teams to develop ideas on the ground at Cannes.
R/GA also shined at Cannes with its fourth annual Start-up Academy. As I mentioned earlier, this year eight female-founded companies from around the world participated. During the quarter, R/GA won prominent new business with Ally Financial and continued to make a number of major new appointments in areas including technology and design.
At CMG, we are also seeing increased momentum. As we have previously called out, Weber Shandwick and Golin are among the most highly awarded PR agencies in the business. Weber Shandwick continues to be ahead of the game in building digital expertise, especially in social, data science and analytics. The agency was awarded Global Agency of the Year at the PRWeek Global Awards for the fourth year running, and its senior leaders were honored on PRWeek’s annual Power List. Notable new business wins include IBM and Sony Electronics. Weber Shandwick expanded offerings in Latin America with the opening of its Bogotá office and acquisition of Brazilian digital agency Cappuccino. The agency is also in the process of launching its own management consulting offering to help clients build cultures that will further their business goals.
Golin had a particularly exciting quarter, welcoming new female creative talent and the agency’s first Chief Diversity and Inclusion Officer. Golin also had a number of executives recognized on PRWeek’s 2018 Power List. The agency continues to take a progressive stance and welcome female creatives back to the industry through the Have Her Back movement.
Also at CMG, Octagon was recognized as a founding partner in the Global Sports Venture Studio, the combined initiative of the Los Angeles Dodgers and R/GA Ventures. Jack Morton had a strong quarter and is seeing continued strong interest in their experiential marketing services. Rogers & Cowan had a notable quarter with its acquisition of entertainment marketing agency ITB Worldwide.
Our U.S. independents round out our portfolio. These agencies deliver a range of integrated services to their clients and also combine with the rest of the IPG offering on our collaborative “open architecture” solutions. During the quarter, highlights within this group included Deutsch’s win of H&R Block, Hill Holliday’s win with Frontier, and EP+Co’s win with John Deere.
While the above highlights are significant in and of themselves, equally important news for IPG took place after the close of the quarter, when we announced on July 2nd our intent to acquire Acxiom Marketing Solutions. This is a transformational step for our Company that will ultimately impact every part of our organization.
While our results this quarter are very strong, those of you who have been dialing in on these calls for any amount of time have heard us talk about the changes impacting our industry: business disruption for marketing clients, as well as seismic shifts in media and consumer habits. These changes represent challenges, of course, but they’re matched by significant opportunities to create high-value audiences for our clients by leveraging technology and the ability to demonstrate the effectiveness of our work through measurement.
The Acxiom transaction directly addresses this changed marketing and media world, in which the capabilities required to win and grow have evolved.
We feel that, once it is completed, this transaction will position our Company for the next decade of data-driven marketing solutions, ahead of our peers as well as new entrants into our space.
For decades, marketers have looked to us to as value-added partners to optimize the growing complexity of consumer interaction. In the contemporary environment, managing data at scale has become an essential part of that proposition.
To that opportunity, Acxiom Marketing Solutions brings decades of expertise, and the best reputation in the industry for ethical standards on how they gather data, as well as their standards for respecting consumer privacy. This reputation means the company we are buying has relationships with many of the world’s largest and most sophisticated marketers, who trust Acxiom to manage their first-party data.
Together, IPG and Acxiom can go to market as a trusted, high-value partner that can successfully make good on the promise of the convergence of data management and marketing.
The services we are acquiring touch all moments that a consumer interacts with a brand, and it does so at scale.
A company like Acxiom pulls its data from 20,000 sources and then cleanses and organizes that data to provide a 360-degree view of each individual consumer, and the preferences and behaviors that drive purchase decisions.
This service makes us smarter - and more neutral, if anything - in how we advise clients, conduct planning and set strategy.
Owning data is very different from owning media inventory and then reselling that media inventory to clients. Taking inventory media positions rightly impacts trust. We, however, remain agnostic to media and to data.
Instead, by owning a technology company that is known for helping highly regulated industries manage the personal information of millions of customers in a safe and secure way, we will be able to provide a unique and high-value service to our clients that unifies information security, first-party data management, with marketing solutions.
First-party data management is close to 70% of Acxiom Marketing Solutions’ business. In our view, we can own the capability, as well as an important data asset, but still plug into and use a wide range of additional independent data sources. That’s what we plan to do, using AMS as a very strong core and enhancing it when and as required to meet specific client needs on a customized basis.
The area where neutrality does matter is the data reselling portion, which is staying with LiveRamp after the transaction closes. We will continue to have a long-term contractual relationship with LiveRamp and have access to their offerings, as will other agencies.

What we are buying is the ability to clean, manage and organize data so that it provides actionable insights. That intellectual property can become game changing when you combine that skill with the assets of IPG’s portfolio.
For now, of course, we cannot go to market together until regulatory and shareholder approvals take place and the transaction closes, which we expect to occur by the start of the fourth quarter. However, we already know that there is much opportunity for our combined offering based on inbound calls on both sides.
One additional thought before we go to questions. The Acxiom business we are buying is strong and healthy, and we want to keep it that way. Our plan post-integration is therefore to triage opportunities, starting with business synergies at our programmatic and media operations, and moving out deeper into the organization from there. This rollout will be a key part of our planning with the management team at Acxiom as well as at our own agencies over the coming months.
So in closing, we are proud of our industry-leading performance in the quarter and our ambitious plans for the future.
As always, we remain committed to strong financials and significant reduction in debt over the next few years, as well as continuing to grow our dividend. We also expect to return to share repurchases after a period of time.
We are pleased that we are able to increase our target for organic growth for the year and expect to deliver revenue growth of 4.0-4.5%. We will also continue our long-term record of margin expansion, and remain committed to the 60-70 basis point improvement we targeted coming into the year.
We view our current performance and long-term strategy as significant factors that will continue to enhance shareholder value.
With that, I’ll open up to your questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question comes from Alexia Quadrani with J.P. Morgan. Your line is open.
Alexia S. Quadrani, J.P. Morgan:
Hi, thank you. My first question is on the impressive organic growth that we saw in the quarter. Not only is it only an improvement over the last few quarters you keep seeing, but also it’s a big divergence, a really notable divergence, between your results and your competitors’. I know you mentioned that it has come from both - some new client wins as well as spending from your existing clients. But is there any more color you can provide, like, what’s really changed? If you look at your performance today versus maybe six, 12 months ago, what is the biggest and the most notable change that’s causing this improvement?
Michael Roth, Chairman of the Board and Chief Executive Officer:
I was wondering when I would say this: you don’t accept the fact that we’re just better than everyone else, right?
[Laughter.]

Look, we’ve been, if anything, we’ve been consistent. We believe in investing in our brands and our people. And we continue to focus on that as a key go-to-market strategy, utilizing the open-architecture platform where we keep our brands, we recognize the culture of each of our brands, but yet we respect all the offerings at IPG, and we bring them in on a collaborative basis to be very client-centric. That is the mantra of all of us at IPG, and, frankly, it’s working in the marketplace.
We didn’t have to restructure our entire Company, all we - and we’ve been doing this now for 12 or 13 years. And it’s that culture - and couple it with talent - that really resonates with our clients. They feel the commitment of all of our people with respect to the client-centric aspect of what they do and the ability to raise your hand and bring in other offerings within IPG.
And, frankly, our clients, we have relationships with clients for 75 years, and we have new business. And what’s attractive about our results in this quarter, we did see a return to growth in our top-20 clients. As you know, that was a challenge going through the difficult period our sector was seeing. So we saw growth in our top-20 clients.
But we also saw growth in the next level of clients that we have, and we continue to see growth in the project-based business. If you recall, we’ve been talking about how our industry has been changing more and more to project-based performance. So we see that, particularly in the digital offerings that we have when we see project-based businesses continue to grow. And in CMG, whether it be the PR, experiential, sports marketing, those businesses are performing well on a project basis.
So, since we have the full offering, coupled with our outperforming media business, we really have the integrated offering that has resonated in the marketplace. Frankly, when you put that all together, I think that accounts for what we’re seeing.
We saw an improvement actually in CPG, which is - it’s not a huge improvement, but for quarters now, we’ve been seeing negative. So it’s great to see that stabilize and actually be positive. Actually, CPG was positive for us in the quarter, both worldwide and in the U.S.
We continue to see healthcare as a driving force. Healthcare is 24% of our business, and we’re seeing double-digit growth. And we have very powerful offerings. Between McCann Health, FCB Health, we have two of the best in the business, and that’s resonating. And what’s great about the healthcare business, it relies on very powerful data analytics, and we have very strong data analytics already existing within IPG, particularly in the healthcare side of the business.
And if you couple that with the open architecture where we bring in our PR businesses, which are performing on a global basis, you see the kind of results we have. So I’m really proud of the way all of our strategies are coming together, and I think you’re seeing that in our results.
Ms. Quadrani:
Thank you, that’s great color. And just one follow-up on improvement in Continental Europe, where I think you did see a notable step-up in the quarter: do you think that’s the same thing in terms of broad-based improvement from your existing clients? Or do you see also some notable share gains there just because there is a particular divergence there with one of your peers?
Mr. Roth:
Well, in particular, we saw Mediabrands and McCann grow in Continental Europe. And there, we did have some new businesses coming on board both at McCann as well as Mediabrands. So we saw that as a key driver, for example, in Spain, in France, obviously, some wins at McCann with a new business win at L’Oréal. And we’ve seen - that’s where we saw consumer goods coming back a bit, in particular, Unilever and some of our auto. So, it’s a combination of new business and some existing clients returning to solid spend.
Ms. Quadrani:
That’s perfect. Thank you so much. Really impressive growth. Thank you.
Mr. Roth:
Thank you so much, Alexia.

Operator:
Our next question comes from John Janedis with Jefferies. Your line is open.
John Janedis, Jefferies:
Michael, you touched a little bit on this in your remarks, but can you give a little bit more in terms of organic growth at the top 20 or 25 clients relative to the overall portfolio? My sense is that you’re gaining share wallet at some of the key accounts. And then, separately for Frank, really nice margin expansion in the base & benefits line. Anything to call out there in terms of drivers? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Our top 20 clients, as you know, make up a nice portion of our portfolio. And for a while there, it was level. Now, we haven’t seen a return in our top-20 of the growth rates that we’re seeing in some of our new business, and particularly in the healthcare and some of our tech & telecom clients. So that’s accounting for the actual growth. But the solid spend on our top-20 clients on a global basis is sort of the bread and butter of our business, so we’re pleased to see it. But, it hasn’t come back to a point where it was like a year or two ago, where those - the top-20 clients, their growth was, frankly, outpacing the rest of the Company. So, to be honest, it was great to see the growth coming back, but I think we have more opportunity now to gain, as you say, market share from those existing clients as we introduce the open architecture and pick up new business from those existing top-20 clients.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And on the expense side, John, the only thing I would say is how well the teams controlled full-time headcount in the growth environment we saw in the quarter. This is the way the model should work. We saw some variable cost pressure around incentive compensation and temporary labor, but that’s what you want to see with growth levels like this, as opposed to bringing on significant amounts of full-time employees.
Mr. Janedis:
Thank you.
Mr. Roth:
Thank you.
Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question comes from Peter Stabler with Wells Fargo Securities. Your line is open.

Peter Stabler, Wells Fargo Securities:
Good morning. Just a couple of quick ones for me. Michael, I’m wondering if you could comment on the new business pipeline activity levels out there in the market right now and whether you think there’s going to be sizable decisions in the remainder of the year. And then, to what extent does your optimism for the second half, is that really a continuation of the current client spending trends and increases? Or does it imply or embed any ramping of new business activities from clients you won earlier this year? And that’s it for me. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me take the second one first. There’s no question, as a result, we’re net new business positive, that we will see some tailwinds coming into the second half, which is a nice position to have. So we have a combination of new business wins driving organic growth in the second half, as well as continued spend both with our existing clients and the project-based businesses, which is what I alluded to in the first half. So I guess the answer is, it’s both. And it’s nice to not have headwinds going into the second half, which we all have experienced in the past.
Our pipeline is solid. We have two major reviews under way. One is one we’ve been talking about for a while, and that continues to be the U.S. Army. I think we’re heading close to a decision on the U.S. Army. A lot of things being written about that. Basically, what I’ll say is, we continue to do great work, the results of the work that McCann, in particular, is doing at U.S. Army is positive. I think the clients view it that way. And, as you know, it’s a retention pitch, and a lot of our competitors are in this one. So we’re anxiously awaiting the results for that. But, with respect to 2018, we won’t see any impact of any decision with respect to the Army. Obviously, the Army also covers other disciplines within IPG. So it would be a great retention if, as we’ve done in the past. But that one, we’ll just wait and see what’s happening.
The other one is FCA on the media side of the business. That’s been a great client, and continues to be a great client, for Mediabrands and UM, and we’re in the process of the finals on that pitch. I know there’s been some changes in leadership in that organization and - but we think we’re very well-positioned. The team - we just saw the team yesterday, some of them, and they’re feeling pretty good about it.
So those are the biggest two in terms of risk, and we have a number of clients and potential clients in the pipeline.
What’s interesting, a lot of these new pitches now are under the radar. So we can’t really talk about them because they haven’t been put out there. Or, if they’re out there, the list of who’s contending isn’t listed. So you can assume if there’s a major pitch out there that we’re not precluded from as a result of conflicts, we’re participating. And usually it was creative; we’re participating with more than one agency. Although the tendency these days is to see more media pitches than creative pitches out there.
Mr. Stabler:
Thank you, Michael.
Mr. Roth:
Thank you, Peter.

Operator:
Our next question comes from Dan Salmon with BMO Capital Markets.

Daniel Salmon, BMO Capital Markets:
Good morning, everyone. Thanks for taking the questions. Michael, in your comments, you mentioned that you’re already getting the inbound calls on both sides regarding potential work together with AMS upon closing. Are those largely coming in in the media area where you expect to start? Or are those proliferating across the holding company and the range of businesses that you could eventually see AMS working together with? That’s the first one.
And then the second one, for either you or Frank: we see the higher organic revenue guidance but holding the margin in at the same level. I was just curious, is that incentive comp catching up? Is it investment in some other areas? Lower-margin top-line growth? We’ll just be interested in a little color on holding the margin in light of the raised top line. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Dan. We thought that was going to be the first question, actually.
Look, it’s a combination of both. Obviously, as our performance is stronger, we see incentive comp kicking in, which is the way it’s supposed to work. If our business units perform, that’s how our incentive comp works. So we see that. And we also - as we onboard new business wins and as organic growth is there, we tend to invest more in people and in our brands. And so I think part of that reason is why we held the margin expansion. And, candidly, 50-60 basis point margin improvement is a pretty strong improvement. So we felt it’s best to be cautionary in terms of margin expansion, although we do see line of sight into the organic growth number that we put out there.
Fascinating question about the, where the calls are coming. Most of the calls and discussions are around media, of course. In fact, Philippe, myself and the rest of the team were down in Conway, Arkansas, meeting with the team, and it was really amazing because they have teams servicing these really large multinational clients that they have. Remember, AMS, they represent 50 of the top 100 Dow Jones - S&P - companies, and they have teams. And all of these teams, just want - they were chomping at the bit to see how they can work together with us. So it was really exciting to see.
They have an aggressive culture of how they expand their businesses, and they see this as a tremendous opportunity to add value to these clients. Remember, these clients are sticky clients. They’ve been there for years. We did extensive due diligence on how these clients viewed AMS, and, uniformly, the feedback we got on the due diligence was they were, they, obviously, they’re very able. They’re great in terms of responsiveness, and their relationships couldn’t be better. So that was really exciting for us when we met these teams down there.
And on the other side, our existing clients are anxious to see what we can bring to the table and how it works. And in fact, it is on the media side. But, on the IPG side, we actually have to hold back the rest of our agencies, which is why I put the comment in in the opening remarks. We don’t want to inundate AMS all at one time and overload them. But all of our agencies are calling in to see how they can work with AMS to enhance their opportunities. And, frankly, on some new business pitches, we see opportunities where we can pitch together and add value. So this is really very exciting for us. And as we dig deeper into this, AMS, we get more excited about the opportunities.
Mr. Salmon:
Ok, great, thank you.
Mr. Roth:
Sure.

Operator:
Our next question comes from Tim Nollen with Macquarie. Your line is open.
Tim Nollen, Macquarie Research:
Hello, guys, thanks. Hard to find things to complain about here, but just -
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, you don’t have to -
Mr. Nollen:
I shouldn’t complain, but -
Mr. Roth:
Have a shot at it.
Mr. Nollen:
- good for you. Two points of clarification, if you could, please. One is on the operating margin. I think I’ll ask the question the other way around from the previous version. Your year-over-year organic growth comp gets a little bit more difficult in the second half versus first, if not - a little bit more difficult. I think your operating margin expansion is up 30 basis points in the first half. I guess your answer is going to be it’s about operating leverage at scale. But the question is, why would you have an acceleration in the operating margin expansion in the second half given those starting points? And then, secondly, working capital: I know it swings usually out in Q1 and back in, in Q2. It looks like maybe it didn’t quite swing back in, in Q2. Your receivables balance did go up a bit again, I think, in Q2. Could you please just talk about that? Thanks.
Mr. Roth:
Well, our business is seasonal. And, as you know, the fourth quarter, for example, accounts for a lot of our revenue growth as well as our margins. So that accounts for the back end - back half - of the year being better expansion than the first half of the year. I’m sorry, your other question had to do with working capital?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Working capital. Working capital is always very volatile, Dan - or, Tim. And we saw significant inflows of cash in the fourth quarter ’17. That generates significant outflows first quarter of ’18. Go back and look over time: the amount of outflows first half of the year is kind of in the realm of consistency. So there’s nothing abnormal going on there. And primarily it’s driven by the volatility in media.
Mr. Nollen:
Okay. Thanks.
Mr. Mergenthaler:
You’re welcome.
Mr. Roth:
Sure.

Operator:
Our next question comes from Brian Wieser with [Pivotal] Research. Your line is open.

Brian Wieser, Pivotal Research Group::
Thank you. That’s Pivotal Research.
You simplified some of your Mediabrands businesses, as you mentioned. You combined Ansible and Society to Reprise. Curious if, when you consolidate your business units, you simplify the branding in that context, if you have seen or expect to see incremental revenues or you see reduced costs, or if you see other financial impacts? And a second question, also inside of Mediabrands: I was curious about Cadreon and the degree to which that’s contributing to growth. It’s become unique and that it’s now, I guess, you’re really the only holding company that only has a centralized trading desk option rather than a brand trading desk or an agency-level trading desk. I get the sense that centralized ones are more profitable than the agency-level ones. So, just curious about your thoughts about how durable, and maybe the rationale for continuing to keep the centralized trading desk versus the agency trading desk conduit.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Sure. The consolidation under the Reprise had two aspects of it, but the main driver was the revenue growth. The synergies among those businesses are compelling. Having one leadership within Mediabrands as a business unit, it’s compelling, and frankly, we’ve seen positive results of it. Reprise has performed very well in terms of their growth. And so we’re pleased with that move, and we think that, that’s the way it should go as we go forward.
But Cadreon also is performing very well. And, yes, it was intentional. And remember, Cadreon was - it’s an organic growth vehicle for us. It started locally. It’s now expanded globally, and, candidly, we see Cadreon as a key beneficiary of the AMS transaction, because there are a number of clients within AMS that we currently don’t perform services at IPG, and programmatic buying on a centralized global basis that Cadreon brings to the table with its expertise is something that we see as a huge opportunity for us. And it’s not inconsistent for many of these companies to use separate providers for programmatic buying. So that was a key component of some of the revenue synergies we see going forward. So we’re very pleased in terms of what Cadreon is doing, and the way it’s structured. And I don’t know what other companies are doing in terms of putting them within brands, but I think I’ll let the Cadreon performance speak for itself in terms of how we operate.
Mr. Wieser:
Thanks very much.
Mr. Roth:
Thank you, Brian.

Operator:
Our next question comes from Steve Cahall with RBC. Your line is open.
Steven Cahall, RBC Capital Markets:
Thank you. A few weeks ago, you talked about Acxiom as being accretive to your organic growth rate, and now your organic growth rate expectations are a little higher. So, do you still expect Acxiom, once you close that, to be accretive to your new slightly loftier organic-growth rate? And then I’ve got a follow-up on Mediabrands.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, first of all, we don’t have anything built into 2018 for AMS. So that’s pure organic growth. And, yes, once we close on the transaction, we view it as positive to our overall organic growth, and, frankly, accretive to us from a financial point of view. So, nothing that you - anything we’ve been talking about ’18 excludes any impact, other than the expenses.
One of the reasons that we called out expenses not counting against the margin is, when we close in the fourth quarter, we’ll be booking the expenses for the transaction. Candidly, the accountants don’t let us capitalize those expenditures as they used to. So we’ll have a P&L hit for those expenses, a onetime nonrecurring expense, in whatever quarter that we close the transaction.
Mr. Cahall:
Okay. And then maybe just another one on Mediabrands. That seems like a business that’s growing well. I was wondering if you’d be willing to give us what the growth rate of Mediabrands is, or at least maybe give us what you think it is as a percentage of the portfolio. It just seems like it’s been a big driver, and you’re taking share, and it’d be great for us to sort of size the headroom if we understood maybe what percentage of the portfolio the media business is at this point. Thanks very much.
Mr. Roth:
Yes, I know. Our competitors would like to know that too. [Laughter.] So I don’t think I’m going to give you that. But, I can assure you that one of the reasons for our growth certainly is the growth in Mediabrands. And it’s not just Mediabrands. It’s our, it’s the business units within Mediabrands that are growing very nicely. We saw Initiative with their global wins. UM continues to perform well, and Cadreon and Reprise are all growing. So Mediabrands is a great performer, and it’s consistent. And, obviously, we like the margins coming out of that business as well. But we don’t call that out.

Operator:
Our next question comes from Craig Huber with Huber Research Partners.
Craig A. Huber, Huber Research Partners:
Yes, hi, good morning. Could you just give a little bit more color, if you would, on some of the categories - sector categories - that did not perform well? You’re very good about the ones who did really well. I’d like to hear that, please. And then also GDPR, could you maybe just talk a little bit about that? Any potential changes on digital spend? Are you seeing much changes out there with your clients, please? Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Sure. Thank you, Craig. Well, GDPR, we did see a little bit of a confusion in May when the whole thing was kicking in, but it’s pretty much settled down. Now we’ve spent a long time getting ready for GDPR, and so we were very pleased. We actually had a presentation to our Board on how we’re positioned with GDPR. And I think the transition and the issues have gone very smoothly for us. So we saw a little bit of a slowdown in May, but it seems to have come back to normal. I think that’s what’s happening in the industry. I think I read a piece this morning that said that. So yes, GDPR.
And we view this as an opportunity, again, for Acxiom. The privacy issues are clearly not going away. And we know there’s been an initiative in California; I would expect to see that expand throughout the United States. And good trustworthy first-party data that’s cleansed and clean, if you will, is going to be a valuable asset of both the client and working with us. So it’s another reason why we think the Acxiom transaction is a plus.
The sectors that quite aren’t performing as well, we see some strain on the food & beverage side of the business. Some of that had to do with some existing client cutbacks. Retail was not doing as well as it has in the past. There, too, we saw - some of that was some client losses and some pullbacks in major companies. Second, tech & telecom is interesting. Our new business on tech & telecom, we’re doing quite well, and it’s growing. Some existing clients in the tech & telecom sector had some major cutbacks. So that, frankly, was outweighing some of the new business wins and growth. But I’d say the tech & telecom on a global basis is doing a little better than in the U.S., and we hope to see some of those clients begin to start spending again because, frankly, they’re in very competitive markets, and they have to spend in order to compete. So we hope to see that spend coming back. But it was really one or two major companies that had a drag on tech & telecom.
Mr. Huber:
Also, Mike, if I could just quickly ask: the contribution in the quarter from net new wins, I thought that was roughly 200 basis points of added growth organic. Is that too high? What’s your general sense? What’s the outlook for the back half of the year for net new wins? How much will that help, do you think?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Craig, we have a terrific organic quarter, and we just upped our guidance for the full year. We’re not going to get into that much granularity.
Mr. Roth:
Well, we do have tailwinds in the second half, which, obviously, accounts for our comfort level in the revised organic growth.
Mr. Huber:
Okay, thank you.
Mr. Mergenthaler:
Thanks.
Mr. Roth:
Thank you, Craig.

Operator:
Our final question comes from Richard Eary with UBS. Your line is open.
Richard Eary, UBS:
Thank you. Just a couple of questions from my side. Obviously, on the call, you mentioned, obviously, a very good strong performance from Mediabrands. If you just look at the creative agencies, I think, in the first quarter, you called out that you had seen a recovery in some of the creative agency signs, ex new wins. I’m just wondering whether you could talk a little bit more about how that performed in the second quarter, whether creative had come back. That’s the first question.
Michael Roth, Chairman of the Board and Chief Executive Officer:
I think I called them out, actually. All three of our global networks performed quite well in the quarter, as well as our, some of our independents in terms of net new business wins. I mean that’s what I’m excited about in our results. It’s Mediabrands, and it’s the creative-driven agencies, and some of it is through the open architecture. So, yes, you see the McCanns, the FCBs and the MullenLowes performing well. It’s nice to see them in the growth mode that they’re in. And the tone of the business from those business reviews was positive, which is why we’re feeling comfortable about the numbers that we put out.
Mr. Eary:
Is the growth rate similar to the organic growth rate for the Group as a whole? Or is still creative a bit of a lag relative to overall growth?
Mr. Roth:
It’s a blended growth rate that we use. Some of our agencies are doing better than others, and one of the benefits of a holding company is exactly that: it’s a holding company; we have multiple assets, in multiple regions, in multiple disciplines. And if everything’s going well in those markets, where it’s maybe a challenge in other markets, it’s going well. And that’s what accounts for, in this case, a positive organic growth. So it’s a blended organic growth as well as a margin.
And, in one quarter, it may be more creative, but Mediabrands has been doing quite well consistently over the number of quarters, and we’re excited about it. Media is - just look at the reviews that are out there. It’s where a lot of the action is right now in terms of reviews and value-added in terms of the tools and resources that we bring to the table. So it’s not unrealistic to think that a lot of the growth that we see going forward still comes from Mediabrands. But it’s nice to have the blended organic growth that we’re getting throughout the organization.
Mr. Eary:
Thanks. Just as a second question: just looking at the guide, you obviously said you expect there’s going to be some tailwinds into the second half with account wins. You did 4.5% or 4.7% in the first half and now guiding 4.5%. Are there headwinds in the second half that we think about outside of the big two account reviews underway?
Mr. Roth:
No. We think, in fact, we have tailwinds going into the second half. That takes into consideration - that’s a net number. When we say tailwinds, that’s net of headwinds. So we have more good news than bad news so far.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Well, thank you very much. Obviously, we’re excited about the results. We’re very proud of our organization and the people, and we look forward to our next call. Thank you so much.
Operator:
This concludes today’s conference. You may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2018
	As Reported	Net Losses on Sales of Businesses 1	Adjusted Results
Income Before Income Taxes	$211.5	$(19.8)	$231.3
Provision for Income Taxes	63.6		63.6
Equity in Net Loss of Unconsolidated Affiliates	(0.1)		(0.1)
Net Income Attributable to Noncontrolling Interests	(2.0)		(2.0)
Net Income Available to IPG Common Stockholders	$145.8	$(19.8)	$165.6

Weighted-Average Number of Common Shares Outstanding - Basic	383.6		383.6
Dilutive effect of stock options and restricted shares	5.9		5.9
Weighted-Average Number of Common Shares Outstanding - Diluted	389.5		389.5

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.38	$(0.05)	$0.43
Diluted	$0.37	$(0.05)	$0.43

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2018
	As Reported	Net Losses on Sales of Businesses [1]	Adjusted Results
Income Before Income Taxes	$210.0	$(44.2)	$254.2
Provision for Income Taxes	76.3	0.4	76.7
Equity in Net Loss of Unconsolidated Affiliates	(2.0)		(2.0)
Net Income Available to IPG Common Stockholders	$131.7	$(43.8)	$175.5

Weighted-Average Number of Common Shares Outstanding - Basic	383.5		383.5
Dilutive effect of stock options and restricted shares	5.4		5.4
Weighted-Average Number of Common Shares Outstanding - Diluted	388.9		388.9

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.34	$(0.11)	$0.46
Diluted	$0.34	$(0.11)	$0.45

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended June 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	Adjusted Results
Income Before Income Taxes	$189.3	$(13.1)	$202.4
Provision for Income Taxes	81.6		81.6
Equity in Net Loss of Unconsolidated Affiliates	(0.1)		(0.1)
Net Loss Attributable to Noncontrolling Interests	0.1		0.1
Net Income Available to IPG Common Stockholders	$107.7	$(13.1)	$120.8

Weighted-Average Number of Common Shares Outstanding - Basic	392.3		392.3
Dilutive effect of stock options and restricted shares	8.0		8.0
Weighted-Average Number of Common Shares Outstanding - Diluted	400.3		400.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.27	$(0.03)	$0.31
Diluted	$0.27	$(0.03)	$0.30

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Six Months Ended June 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	Adjusted Results
Income Before Income Taxes	$209.1	$(12.2)	$221.3
Provision for Income Taxes	81.3		81.3
Equity in Net Income of Unconsolidated Affiliates	1.1		1.1
Net Loss Attributable to Noncontrolling Interests	3.5		3.5
Net Income Available to IPG Common Stockholders	$132.4	$(12.2)	$144.6

Weighted-Average Number of Common Shares Outstanding - Basic	392.0		392.0
Dilutive effect of stock options and restricted shares	7.6		7.6
Weighted-Average Number of Common Shares Outstanding - Diluted	399.6		399.6

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.34	$(0.03)	$0.37
Diluted	$0.33	$(0.03)	$0.36

[1] Includes losses on complete dispositions of businesses and the classification of certain assets held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.